HOLLYWOOD MEDIA CORP. REPORTS 2013 SECOND QUARTER RESULTS

BOCA RATON, Fla., August 14, 2013 – Hollywood Media Corp. (“Company”) (Nasdaq: HOLL) today reported financial results for the second quarter ended June 30, 2013.

On a continuing operations basis, which includes the contribution from Tekno Books, the Company’s 100% owned subsidiary under the Intellectual Property division, net revenues for the 2013 second quarter were $0.1 million compared to $0.2 million in the prior-year period.

Loss from continuing operations for the 2013 second quarter was $0.1 million, or $0.01 per share, compared to a loss from continuing operations for the 2012 second quarter of $1.3 million, or $0.06 per share. Net loss, which includes discontinued operations, was $0.1 million, or $0.01 per share, in the 2013 second quarter, compared to net loss of $0.5 million, or $0.02 per share, in the prior-year period. Income from discontinued operations during the 2012 second quarter primarily consisted of a $0.6 million gain on the sale of the Company’s U.K.-based CinemasOnline business.

At June 30, 2013, the Company had cash and cash equivalents of $9.7 million and no debt as compared to cash and cash equivalents of $11.4 million and no debt at December 31, 2012.

The Company repurchased 521,500 shares of Hollywood Media’s common stock for $0.8 million during the first half of 2013, comprised of 510,700 shares in first quarter 2013 and 10,800 shares in second quarter 2013.

On August 8, 2013, the Company entered into the Transaction Agreement (the “Agreement”) among Key Brand Entertainment Inc. (“Key Brand”), Theatre Direct NY, Inc. (“Theatre Direct”), and the Company for the prepayment by Key Brand in full of the amount owed to the Company pursuant to the loan (the “Loan”) under the Second Lien Credit, Security and Pledge Agreement, dated as of December 15, 2010, among Key Brand, Theatre Direct, and the Company, as amended. Pursuant to the Agreement, Key Brand paid to the Company on August 8, 2013 in cash the amount of $13,861,738, which constituted the outstanding principal plus accrued interest through August 8, 2013 of the Loan. The Loan was scheduled to mature on June 30, 2015.

In addition, pursuant to the Agreement, Theatre Direct redeemed a warrant (“Warrant”) to purchase shares of common stock of Theatre Direct held by the Company. The redemption price for the Warrant was $2,750,000 and was paid on August 8, 2013 to the Company. The Warrant provided, among other things, that the Company could sell the Warrant to Theatre Direct for a floor amount of $3,000,000 beginning on June 30, 2015.

Accordingly, the Company received on August 8, 2013 a total of $16,611,738 consisting of $13,861,738 from the prepayment of the Loan and $2,750,000 from the redemption of the Warrant.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division and an Intellectual Property division.

Note on Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media Corp., our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2012. Such forward-looking statements speak only as of the date on which they are made.

Attached are the following financial tables:

CONDENSED CONSOLIDATED BALANCE SHEETS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Contact:

Investor Relations Department

Hollywood Media Corp.

L. Melheim

ir@hollywoodmedia.com

561-998-8000

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,669,277	$11,378,519
Prepaid expenses	1,227,912	329,915
Other receivables	69,953	75,105
Notes receivable, current	1,567,837	1,375,545
Related party receivable	26,552	37,287
Current portion of deferred compensation	430,000	430,000
Total current assets	12,991,531	13,626,371

PROPERTY AND EQUIPMENT, net	286,604	240,645
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	138,082	138,384
INTANGIBLE ASSETS, net	4,466	8,683
GOODWILL	6,200,000	6,200,000
OTHER ASSETS	727,982	727,982
NOTES RECEIVABLE, less current portion	4,195,677	4,455,106
WARRANT	750,000	700,000
DEFERRED COMPENSATION, less current portion	303,651	518,651
TOTAL ASSETS	$25,597,993	$26,615,822

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$664,588	$414,123
Accrued expenses and other	851,587	1,036,788
Deferred revenue	104,451	111,669
Current portion of capital lease obligations	15,023	16,255
Total current liabilities	1,635,649	1,578,835

CAPITAL LEASE OBLIGATIONS, less current portion	30,444	2,152
OTHER DEFERRED LIABILITY	161	355
DEFERRED REVENUE	9,000	14,000
DERIVATIVE LIABILITIES	60,000	60,000
TOTAL LIABILITIES	1,735,254	1,655,342

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 22,640,966 and 23,162,466
shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	226,410	231,625
Additional paid-in capital	292,831,089	293,591,903
Accumulated deficit	(269,194,760)	(268,863,048)
Total shareholders' equity	23,862,739	24,960,480
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$25,597,993	$26,615,822

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2013	2012	2013	2012

NET REVENUES	$183,461	$333,047	$102,402	$156,213

OPERATING COSTS AND EXPENSES
Editorial, production, development and technology	113,322	282,776	55,824	157,672
Selling, general and administrative	1,696,191	1,200,978	755,144	696,132
Payroll and benefits	898,787	1,250,583	467,541	851,862
Depreciation and amortization	42,088	75,164	20,953	37,570

Total operating costs and expenses	2,750,388	2,809,501	1,299,462	1,743,236

Loss from operations	(2,566,927)	(2,476,454)	(1,197,060)	(1,587,023)

(LOSSES) EARNINGS OF UNCONSOLIDATED INVESTEES	(292)	17,815	(140)	(53,982)

OTHER INCOME (EXPENSE)
Interest, net	973,847	513,009	480,547	259,972
Accretion of discount, net of allowance for uncollectability	1,250,373	-	639,894	-
Other, net	52,124	(1,674)	51,586	32,203
Total other income	2,276,344	511,335	1,172,027	292,175

Loss from continuing operations before income taxes	(290,875)	(1,947,304)	(25,173)	(1,348,830)
Income tax (expense)	(40,837)	-	(17,857)	-
Loss from continuing operations	(331,712)	(1,947,304)	(43,030)	(1,348,830)

Gain on sale of discontinued operations, net of income taxes	-	975,973	-	778,456
Income from discontinued operations	-	22,584	-	34,166

Income from discontinued operations	-	998,557	-	812,622

Net loss	$(331,712)	$(948,747)	$(43,030)	$(536,208)

Basic and diluted (loss) income per common share
Continuing operations	$(0.01)	$(0.08)	$(0.01)	$(0.06)
Discontinued operations	-	0.04	-	0.04
Total basic and diluted net loss per share	$(0.01)	$(0.04)	$(0.01)	$(0.02)

Weighted average common and common equivalent shares
outstanding - basic and diluted	22,712,110	23,179,066	22,648,740	23,179,066